AMENDMENT NO. 2 TO THE
FUND PARTICIPATION AGREEMENT

This Amendment, dated as of March 25, 2015 among Pruco Life Insurance Company (“Life Company”), Neuberger Berman Advisers Management Trust, a Delaware business trust (“Trust”) and Neuberger Berman Management LLC (“NB Management”), is made to the Fund Participation Agreement, dated as of January 14, 2008, as amended, among Life Company, Trust and NB Management (the “Agreement”). Terms defined in the Agreement are used herein as therein defined.
WHEREAS, the parties wish to amend the Agreement to update Appendix A to add additional Portfolios and to delete Appendix B in order to allow Life Company to add and/or remove certain contracts and/or subaccounts without a bilateral amendment from the Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with new Appendix A.

2.	Appendix B of the Agreement is hereby deleted in its entirety.

3.	Trust agrees to make available to the Separate Accounts of Life Company shares of selected Portfolios as listed in Appendix A.

4.
Trust may from time to time update Appendix A, with a copy to Life Company in due course, to add a new Portfolio, delete an inactive or terminated Portfolio, or reflect the change of name of a Portfolio.

5.
The establishment by Life Company of an account in any Portfolio, whether or not such Portfolio is yet reflected on an updated Appendix A, shall constitute the agreement by the Life Company to be bound by the provisions of this Agreement with respect to that Portfolio.

6.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

7.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

NEUBERGER BERMAN                     NEUBERGER BERMAN
ADVISERS MANAGEMENT TRUST                 MANAGEMENT LLC

By:_______________________                    By:_____________________
Name:                                Name:
Title:                                Title

PRUCO LIFE INSURANCE COMPANY

By:________________________
Name:
Title:

APPENDIX A
The currently available Portfolios of the Trust are:
AMT Absolute Return Multi-Manager Portfolio -Class S
AMT Balanced Portfolio- Class I
AMT Growth Portfolio- Class I
AMT Guardian Portfolio - Class I
AMT Guardian Portfolio- Class S
AMT International Equity Portfolio- Class S
AMT Large Cap Value Portfolio- Class I
AMT Mid Cap Growth Portfolio- Class I
AMT Mid Cap Growth Portfolio- Class S
AMT Mid Cap Intrinsic Value Portfolio- Class I
AMT Mid Cap Intrinsic Value Portfolio- Class S
AMT Short Duration Bond Portfolio- Class I
AMT Small Cap Growth Portfolio- Class S
AMT Socially Responsive Portfolio- Class I
AMT Socially Responsive Portfolio- Class S